Exhibit 5.1




                                        June 4, 1999


Arch Communications Group, Inc.
1800 West Park Drive, Suite 250
Westborough, MA  01581

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement"), to be filed with the Securities and Exchange Commission, relating to 60,000 shares of common stock, $.01 par value per share (the "Shares"), of Arch Communications Group, Inc. (the "Company"), issuable under the Non-Employee Directors' Stock Option Plan (the "Plan").

     We have examined the Restated Certificate of Incorporation and the By-Laws of the Company, each as amended to date, the Registration Statement and originals, or copies certified to our satisfaction of all pertinent records of the meetings of the directors and stockholders of the Company, and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all such documents.

     Based upon and subject to the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Hale and Dorr LLP

                                        HALE AND DORR LLP


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